Exhibit 99-3

VASCO Data Security International, Inc.

VASCO Data Security International Earnings Conference Call

Edited Transcript

February 18, 2014

CORPORATE PARTICIPANTS

T. Kendall Hunt VASCO Data Security International - Chairman & CEO

Jan Valcke VASCO Data Security International - President & COO

Cliff Bown VASCO Data Security International - EVP, CFO & Secretary

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Scott Zeller Needham & Company - Analyst

Bridie Barrett Edison Investment Research - Analyst

Ben Mackovak Cavalier Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc., Q4 and full-year 2013 earnings conference call.

(Operator Instructions) As a reminder, this conference is been recorded today, Tuesday, February 18, 2014. I will now like to turn the conference over to T. Kendall Hunt, founder, Chairman, and CEO.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Thank you, operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, founder, and CEO of VASCO Data Security International, Inc.

On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer. Today we are going to review the results for fourth quarter and full year 2013.

As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Before we begin the conference call, I would like to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, projects, and similar words is forward looking and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

First, let me say that I will keep my comments brief today as I would like to focus on answering your questions after management’s prepared remarks. Revenue from continuing operations was approximately $43.3 million, an increase of approximately 11% compared to the fourth quarter of 2012. Q4 2013 was our 44th consecutive positive quarters in terms of operating income.

Our gross profit for the quarter was approximately 64% of revenue. Our operating income from continuing operations, excluding amortization of intangibles, was approximately 12% of revenue for the quarter. On December 31, 2013, our net cash balance was approximately $98.6 million and we had approximately $124.5 million in working capital.

On October 16, 2013, we issued a press release and hosted a conference call stating that we expected to fall short of our previously published guidance for full-year 2013 revenue and operating income as a percent of revenue. Lower-than-expected performance in the enterprise and application security market in the third quarter and an expected continuation of that trend in the fourth quarter were the primary reasons that VASCO reduced its revenue and operating margin guidance for full year 2013.

We announced that we expected our revenue from our traditional business, which excludes our new service product offerings, for full year 2013 would be in a range of $150 million to $155 million. We ended 2013 with $155 million in revenue, at the high end of our projected range.

We expected our operating income, excluding amortization of acquisition-related intangible assets, would be in the range of 8% to 10% of revenue. We ended 2013 with 11% in operating income, above the high end of our projected range.

Looking forward, we are focused on growth with improving profitability. By example, to aid in that growth we invested in a new breakthrough technology with our acquisition of Cronto Limited in May of last year. However, as we continue to invest our business, we are mindful of aligning our costs with our revenue opportunities. Jan Valcke will address some of the actions that we have taken in his prepared remarks.

At this time I would like to introduce you to Jan Valcke, Vasco’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International - President & COO

Thank you, Ken. Ladies and gentlemen, I must admit that it was gratifying delivering a fourth quarter that enabled us to achieve revenue and operating income at the high end of our revised guidance range.

I am optimistic about 2014. We are seeing a lot of activity in our traditional banking business and we are focusing on improving our enterprise and application security business. However, I am going to remain a bit cautious until we get further into the year and report Q2 results.

Meanwhile, we are dedicated to managing the Company in a professional and positive way. Throughout 2013 we considered how to best address the fact that our expenses were not in line with our current revenue opportunities. On October 21, we announced that we would close our R&D facility in Brisbane, Australia. Most of the functions of the Brisbane office have now been transferred to our Vienna, Austria, office.

As we continue to assess how to make VASCO a leaner, more cost effective, and productive company, we made the difficult decision to eliminate an additional 17 positions in sales, R&D, and other departments. This has been completed. We believe that these job eliminations were crucial to the Company’s ability to reduce costs, improve efficiency, and to improve its profitability.

On a positive note, we are pleased to report that our new Cronto product line has been integrated into our VACMAN Controller and Identity server platforms and is now being supported by our traditional R&D support team. That means that we can deliver all of our products to VASCO customers on two stable and compatible platforms. Additionally, our field support staff and sales organizations have been trained and are knowledgeable in the Cronto product.

Thank you again.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Thank you, Jan. At this time I would like to introduce you to Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP, CFO & Secretary

Thanks, Ken. Welcome to everyone on the call. As noted earlier by Ken, revenues for the fourth quarter of 2013 were $43.3 million, an increase of 11% from the fourth quarter of 2012. For the full year revenues were $155 million, an increase of 1% from the comparable period in 2012.

The increase in revenue for the fourth quarter of 2013 compared to 2012 reflected an 8% increase in revenues from the banking market and a 26% increase in revenues from the enterprise and application security market. The increase in revenue for the full year 2013 compared to 2012 reflected a 2% increase in the banking market and a 4% decrease from the enterprise and application security market.

It should also be noted that the comparison of revenues was positively impacted by the weaker US dollar versus the euro for both the fourth quarter and full year 2013. We estimate that revenues in the fourth quarter and full year 2013 were approximately $0.5 million and $0.7 million higher, respectively, than they would have been had the exchange rates in 2013 been the same as in 2012.

The mix of our revenues in 2013 were comparable to the mix in 2012. In the fourth quarter of 2013 approximately 79% of our revenues came from the banking market compared to 81% in the fourth quarter of 2012. For the full year 2013 and 2012, approximately 82% and 81% of our revenues came from the banking market, respectively.

Our revenues for the fourth quarter and full year 2013 continued to come predominately from outside the US. The geographic distribution of our revenue in the full-year 2013 was approximately 62% from EMEA, 18% from Asia, 7% from the US, and the remaining 13% from other countries. For the full year 2012, 62% of our revenues came from EMEA, 21% came from Asia, 7% came from the US, and the remaining 10% from other countries.

Gross profit as a percentage of revenue for both the fourth quarter and full year 2013 was 64%. In 2012, gross profit as a percentage of revenue for the fourth quarter and full year was approximately 63% and 65%, respectively.

The increase in gross margin as a percentage of revenue for the fourth quarter primarily reflected the favorable mix of products sold with revenues in the enterprise and application security market increasing from 19% to 21% of our total revenue; a reduction in the amount of inventory written down to our estimate of lower cost to market; a decrease in revenues from card readers as a percentage of our total revenues; and an increase in gross margins related to the changes in currency exchange rates which were partially offset by a decline in gross margin from hardware products sold in both the banking and enterprise security markets.

The decrease in gross margin as a percentage of revenue for the full year primarily reflected an unfavorable mix of products sold; revenues from the enterprise and application security market decreasing from 19% to 18% of our revenues; and a decline in gross margins from hardware products sold in the banking market, which were partially offset by an increase in non-hardware revenue as a percentage total revenues, a reduction in the amount of inventory written down to our estimate of lower cost to market, and lower non-product costs such as freight and customization costs.

Gross margins on products sold reflects the specific mix of products and quantities sold in each period. As the size of the deals increase, the gross margin generally declines. For the fourth quarter and full year 2013, gross margins for products sold in the banking market was approximately 2.3 points and 2.1 percentage points lower, respectively, than in the same periods of 2012.

Gross margins from products sold in the enterprise and application security markets was approximately 6.8 percentage points lower in the fourth quarter of 2013 than in the fourth quarter of 2012 but 0.3 percentage points higher for the full year 2013 compared to full year 2012.

Card readers as a percentage of total revenue also continue to fluctuate based on the specific mix of deals in any given period. For the fourth quarter, card readers as a percentage of total revenue decreased from approximately 19% of revenue in 2012 to 15% of revenue in 2013. For the full year, card readers as a percentage of total revenue was approximately 14% of revenue in both 2013 and 2012.

Non-hardware revenue, which includes software, maintenance, and software-based client devices, increased as a percentage of our total revenue for the full year 2013 compared to the full year 2012. Non-hardware revenue was approximately 28% of total revenue for the full year 2013 compared to 24% of revenue for the full year 2012. Non-hardware revenue was approximately 27% of revenue for the fourth quarter of both 2013 and 2012.

As noted previously, the weakening of the US dollar versus the euro increased revenue and gross margins by approximately $0.5 million and $0.7 million for the fourth quarter and full year 2013, respectively. The impact of the changes in currency rates resulted in an increase in the gross margin as a percentage total revenue of approximately 0.4 percentage points for the fourth quarter and 0.2 percentage points for the full year.

We continue to monitor our inventory levels and write down various items to our estimate of the items’ lower cost or market based on our evaluation of quantities on hand in relation to our estimates of future demand for the inventory. For the fourth quarter and full year 2013, inventory write-downs were approximately $0.8 million and $1.1 million lower, respectively, than in the comparable periods of 2012. For the full year 2013, we wrote down inventory by approximately $1.1 million compared to $2.2 million for the full year of 2012.

Going forward, we believe that similar adjustments may be needed as it reflects the risks associated with the recurring processes wherein we are making estimates of future demand and buying inventory to meet that demand on a recurring basis.

Operating expenses for the fourth quarter of 2013 were $23.8 million, an increase of $3 million, or 14%, from the fourth quarter of 2012. Operating expenses for the full year 2013 were $86.2 million, an increase of $7.6 million, or 10%, from the same period in 2012.

The comparison of operating expenses in the fourth quarter and full year 2013 compared to the same periods in 2012 was negatively impacted by the weaker US dollar versus the euro. We estimate that expenses were $0.6 million higher in the fourth quarter and $1.3 million higher for the full year than they would have been had the exchange rates in 2013 been the same as in 2012.

For the fourth quarter of 2013 operating expenses increased $1.2 million, or 13%, in sales and marketing; increased $1.2 million, or 26%, in research and development; and decreased $0.2 million, or 3%, in general and administrative when compared to the fourth quarter of 2012.

Our average total headcount in the fourth quarter of 2013 was 30 persons, or 8%, higher than the average headcount in the fourth quarter of 2012. The increase in average headcount included an increase of 22 persons in sales, marketing, and operations groups; and an increase of five persons in research and development; and three persons in general and administrative group.

For the full year 2013, operating expenses increased $2.6 million, or 7%, in sales and marketing; increased $2.5 million, or 13%, in research and development; and increased $1.1 million, or 6%, in general and administrative when compared to the full year 2012.

Our total average headcount for the full year 2013 was 25 persons, or 7%, higher than the average headcount for the full year 2012. Our average headcount for the full year 2013 was 16 persons or 10% higher in sales, marketing and operations staff; five persons, or 3%, higher in R&D; and four persons, or 7%, higher in general and administrative groups.

Operating income for the fourth quarter of 2013 was $4 million, an increase of $0.5 million, or 14%, from $3.5 million in the fourth quarter of 2012. For the full year 2013, operating income was $13.7 million, a decrease of $7.3 million, or 35%, from $21 million in 2012. Operating income as a percent of revenue, or operating margin, was 9% for both the fourth quarter and full year’s 2013. In 2012 our operating margins were 9% for the quarter and 14% for the full year.

The Company reported income tax expense of $0.9 million for the fourth quarter and $3.1 million for the full year of 2013. The effective tax rate was 21% and 22% for the fourth quarter and full year of 2013, respectively. The effective tax rate in the fourth quarter of 2013 reflects the fact that we decreased the full-year tax rate, which had been estimated to be 20% in the third quarter for the actual rate for the full year of 22%.

For 2012 the Company reported income tax expense of $1.5 million for the fourth quarter and $5.5 million for the full year. The effective tax rate was 41% for the fourth quarter and was 25% for the full year 2012. The effective tax rate in the fourth quarter of 2012 reflects the fact that we increased the full-year tax rate, which has been estimated to be 22% in the third quarter, to the actual rate for the full year of 25%.

The makeup of our workforce as of December 31, 2013, was 396 people worldwide with 193 in sales, marketing, and customer support; 143 in research and development; and 60 in general and administrative. As was noted previously, the average headcount for full year 2013 was 24 persons, or 7%, higher than the average headcount for the full year 2012.

Our cash and working capital balances remained strong in 2013. As of December 31, 2013, our net cash balance was $98.6 million, a decrease of $7.9 million, or 7%, from $106.5 million at December 31, 2012.

As of December 31, 2013, our working capital balance was $124.5 million, a decrease of $5 million, or 4%, from $129.5 million at December 31, 2012. The decrease in cash and working capital is largely attributable to our acquisition of Cronto Limited in May 2013 for approximately $19.5 million, partially offset by our operating cash flow.

Our earnings before interest, taxes, depreciation, amortization, EBITDA, or operating cash flow, if you will, was $19 million for the full year of 2013, a decrease of $6.1 million, or 24%, from the full year of 2012. We had no debt outstanding during the year.

Thank you for your attention. I would now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Thank you, Cliff. At this time I would like to provide guidance for 2014.

We expect that our revenue for full year 2014 will be in a range of $160 million to $165 million. Second, we expect our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 11% to 13% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Good morning, thanks. Want to first ask about the guidance. Your guidance is $160 million to $165 million. I see in Q4, if I wrote down the numbers correctly, enterprise and application security had a pretty solid quarter.

If you look at the guidance overall, it’s about a 5% growth at the midpoint. Are we expecting some strength in enterprise and application security in 2014 or will most of this be driven by the banking segment?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

We expect a steady increase in the banking and we expect to have a nice application security business in 2014. I’m not really in a position to be aggressive here. I’m going to be conservative and that is the meaning, that’s the message of the guidance we have given.

Joe Maxa - Dougherty & Company - Analyst

Okay. Then I want to ask a quick question on the balance sheet. Your deferred revenue had a nice pickup. Can you discuss what went into that?

Cliff Bown - VASCO Data Security International - EVP, CFO & Secretary

Joe, what you’re seeing on the deferred revenue, the increase is our continued increasing performance maintenance, so maintenance is growing year over year, but it also reflects a couple of other transactions where we did not meet the VSOE. One of those was in our traditional business and the second was related to Cronto.

As you may recall, Cronto’s revenue model is different than VASCO’s to the extent that they use term licenses and have a larger percentage of their revenue being recurring revenue, VASCO does not have VSOE for that and, therefore, we will recognize the revenues from the Cronto business over a period of time. So as the Cronto revenues pick up in 2014 and beyond I would expect deferred revenue to continue to increase.

Joe Maxa - Dougherty & Company - Analyst

Thank you, that’s helpful. I will get back in the queue.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Joe, by the way, the strategy that we are attempting to employ here is to get our company in a position where we are more predictable. That certainly would include the recurring revenue, subscription revenue of Cronto. And this is going to be a gradual evolution. It’s not going to be anything overnight, but it is a strategy of creating more recurring revenue and more predictability in the model.

Joe Maxa - Dougherty & Company - Analyst

Great, thank you.

Operator

Scott Zeller, Needham & Company.

Scott Zeller - Needham & Company - Analyst

Good morning. Wanted to ask about the major bank that there had been news regarding in the last week or two. Could you tell us if that project is factored into your forward guidance, or have we already seen the benefit from that large bank’s activity this year?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

No, this is — you are talking about HSBC USA or North America?

Scott Zeller - Needham & Company - Analyst

Yes.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

This is an announcement that, of course, didn’t surprise us. It’s an announcement, however, that really is kind of a landmark announcement as far as we are concerned, because what they have decided to do is to offer for free a DIGIPASS. That’s the DIGIPASS product they are talking about. And this will be free to consumers, retail customers.

The way it works is if there is a risk transaction, the bank is going to insist that the consumer use a DIGIPASS. That DIGIPASS will either take the form of a software DIGIPASS on a smartphone or a physical calculator DIGIPASS. So that’s the breakthrough news.

The breakthrough news really, landmark news is that this is the first major bank in the United States that is going to roll out security tokens, strong authentication to their consumers, to their retail consumers. I don’t know if there has been any other bank, other than maybe some small application, I’m just not aware of it. But to us that is the landmark is the fact that HSBC, our largest customer, has decided to offer for free DIGIPASSes to their consumer clients.

Scott Zeller - Needham & Company - Analyst

Just to follow-up, can you tell us how that impacts your guidance and how it is factored into your guidance for calendar 2014?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

It’s really not factored into the guidance.

Scott Zeller - Needham & Company - Analyst

Okay, thank you.

Operator

Bridie Barrett, Edison.

Bridie Barrett - Edison Investment Research - Analyst

Thank you. I was wondering could you maybe just give us a little bit more color on the two new products that you have announced and that you’ve launched, the 760 and the application perimeter protection in terms of how that positions you differently and what you’re expecting from those two products.

And also would you mind just giving a bit more flavor on how you are doing on the MYDIGIPASS.com service. You’ve also announced that that’s going to be implemented at IST. How significant is that? Are we going to be seeing you reporting revenues separately from that service this year? Thank you.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Okay. So you want our opinion or statement on Cronto, DIGIPASS for apps, and how we are doing with MYDIGIPASS.com, correct?

Bridie Barrett - Edison Investment Research - Analyst

That would be great, correct.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Cronto, for those who are not familiar with it, is a company that was founded at Cambridge University by two brilliant PhDs, now our partners. And if you think of QR code on steroids, you’ve kind of gotten it. QR codes have some limit in terms of the amount of data you can store in it, in the dots of the QR code. So we really call this visual image authentication.

It’s multiple color, it stores much more data, and it’s much faster in terms of transmitting the data. It’s very handy, particularly in signing documents.

One of the biggest exposures of wire transfers is man-in-the-middle attacks where a hacker somehow gets his or her malware on your machine. And from that point on every keystroke that you type is sent to the hacker’s machine, so they know your username, your password, your PIN, your grandmother’s maiden name, your first pet, where you went to high school, and that sort of thing.

So one way that we, over time, over years, have been offering a solution for that has been a DIGIPASS with a keypad on it so that before you send the wire transfer information to the bank, you enter some information from that wire transfer into the DIGIPASS and the DIGIPASS generates a six-digit number which is a signature. Before you send the wire transfer, you enter that six-digit number in the wire transfer information and you send it to the bank.

If that wire transfer is intercepted by the hacker and, let’s say, the bank account number is changed and maybe a zero is added to the amount, an unknowing bank that doesn’t have this capability might just say, well, he authenticated with an OTP and so it must be Ken Hunt and so I will send the money, the $1 million to the bank that are in the instructions.

So the CrontoSign product enables the bank to — once you have entered the information, enables the bank to send you an image that is a multicolored QR code in its simplest explanation. And that generates or displays on your device the instructions of the wire transfer so you can actually see the wire transfer instructions that you entered on the bank’s platform on the bank’s application and you can verify whether or not the instructions have been changed. If they have not been changed, it generates the six-digit number, you type it in and you’re done.

So we are very excited about this technology because many countries and their bank regulators are increasing the requirement for security. And so we are finding that there are many banks in countries like Switzerland, Germany, and others where this product fits very, very nicely.

Now DIGIPASS for Apps is something that I am very excited about because it works with the customers’ applications that they design and create and download to their customers’ smartphones. An example of an application could be online banking on your smartphone. And so this is I wouldn’t call it a library of functions that a developer — it could be the bank’s developer, it could be a third-party developer that they hire — they can build enhancements to the application on the phone.

One would be built-in one-time passwords. Another would be built in signature. Another could be built in GPS so that you know where the customer is signing on from. And it also has the ability to transfer information about that device to the backend system for examination.

It is something, again, I’m very excited about because it’s right in the middle of the mobile application, the mobile world, and all these applications that are being downloaded to the smartphones. This is a way of protecting those applications on the smartphone and it can be done on a custom way.

Now as far as MYDIGIPASS.com is concerned, we are still working on it. We are still optimistic. We’ve made a few sales, a few more sales along the way. Gartner recently published a forecast that, I think it’s by 2017, 50% of enterprises will be using some form of two-factor authentication in the cloud. And that is up I think from under 10% today. So we think we will benefit from that trend forecasted by Gartner.

Jan Valcke - VASCO Data Security International - President & COO

Yes, yes, Ken, maybe I can add you something. On the first side, on the DIGIPASS 760, the first DIGIPASS that is using Cronto technology, the important thing is that this product works with our infrastructure so that can benefit today or that Cronto technology can benefit today from thousands and thousands of customers without any investment that they need to do on their infrastructure side. So you have now two products, the Cronto product, existing customers and also new customers can go for that direction, but you have now also the existing VASCO customers without investing on infrastructure side.

The DIGIPASS for App I should say there are two big markets. There is the banking market, the existing market. And as you know, and if you read the recent reports, more and more ASPs, more and more service companies that first invest in mobile before they go to the traditional terminals. So we are very, very well positioned there to go in that market for the banks, but also for a lot of nonbanking applications. Thank you.

Bridie Barrett - Edison Investment Research - Analyst

Thank you, that’s very helpful. Can I just clarify on those two new products, not the MYDIGIPASS.com products? Are they included in your — is that included in your global revenue guidance?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Yes. That is, yes.

Bridie Barrett - Edison Investment Research - Analyst

Thank you, very helpful.

Operator

(Operator Instructions) Ben Mackovak, Cavalier Capital.

Ben Mackovak - Cavalier Capital - Analyst

Congrats on a very nice quarter and thanks for taking my question. On the guidance for next year, can you help us think about a range of revenue for the new service product offerings, which are not included in the guidance you gave?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Not really, not at this point.

Ben Mackovak - Cavalier Capital - Analyst

Okay, that was my only question. Thanks.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Back on HSBC, I’m wondering how you will recognize that revenue. Is it a pretty traditional you will get x amount of dollars for each hardware token and x amount of dollars for each software token you rollout?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

That’s correct; it will be the traditional pricing approach.

Joe Maxa - Dougherty & Company - Analyst

Okay. And they did indicate they’d start shipping it late second quarter, somewhere around there, so I was curious why you made the comment that it’s not in your guidance.

Jan Valcke - VASCO Data Security International - President & COO

Yes, this is Jan here. Indeed some shipments will be done in the second quarter and that, of course, is in our guidance. But due to the fact that — and if you read the article — due to the fact that we don’t know how many risky customers that HSBC has, we don’t know today what the limits are of that deal. We only entered in our guidance what has been ordered basically.

Joe Maxa - Dougherty & Company - Analyst

Thanks for clearing that up, that’s helpful. Cliff, on the operating expense side, should we be thinking — I’m just trying to get a good sense of where we should be looking at the quarterly numbers. There’s been some movement with the cost cuttings and whatnot; if we were to look at a good base number to start with.

Cliff Bown - VASCO Data Security International - EVP, CFO & Secretary

Joe, we’re not planning any major investments in the back office, the sales and marketing or the R&D functions in 2014. So if you used the Q4, that would be a reasonably good starting point, recognizing that Q4 has a little bit of redundancy costs related to the shutdown of Brisbane. So there’s about $800,000 of closure costs in the numbers for Q4.

Now the other thing, as you model it out, to take into consideration is the exchange rates. The euro continues to run very strong versus the US dollar, stronger than it was in the fourth quarter, so then you would increase your OpEx for the impacts of currency. If you netted the two out and sort of focused on Q4 as a run rate, I think that would be a reasonable estimate.

Joe Maxa - Dougherty & Company - Analyst

The headcount reductions that was expected to take effect as far as the OpEx in Q1, right? So we should have a little bit of benefit there?

Cliff Bown - VASCO Data Security International - EVP, CFO & Secretary

Well, there are going to be some redundancy costs associated with the actions that we took in Q1 as well, so I wouldn’t expect a major benefit on the operating expense line on a net basis in Q1.

Joe Maxa - Dougherty & Company - Analyst

Okay, I see. Lastly, Ken, on seasonality are you thinking, as far as quarterly revenues go, similar that you have seen in this last year or more like a 2012?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

I guess the simplest way of thinking about it, we are expecting that we will go back to the historic seasonality, which is a down first quarter compared to fourth quarter, a stronger second quarter, a down third quarter compared to second quarter mainly because of holidays, and then a strong fourth quarter.

Joe Maxa - Dougherty & Company - Analyst

Okay, that’s helpful. Are you looking for year-over-year growth in the first quarter?

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

Year-over-year growth in the first quarter, I don’t know if I want to comment.

Joe Maxa - Dougherty & Company - Analyst

Okay, that’s fair. Thanks.

Operator

Bridie Barrett, Edison.

Bridie Barrett - Edison Investment Research - Analyst

A follow-up, if I may. Would you mind just giving us an idea as to what exactly drove that historic strong rebound in the enterprise application business in Q4? Was it just one big contractor or were you seeing a sort of general pickup in activity?

Then second question. Are you able to give us an idea as to what the annual P&L losses were in the software and Cronto businesses? So (multiple speakers), the sort of nontraditional business, if you like.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

I will answer the question about Cronto and MYDIGIPASS.com. At this time that is not something that we share with the market. As far as the improvement in the enterprise business, I will leave that to Jan.

Jan Valcke - VASCO Data Security International - President & COO

Basically it’s — if you look at our enterprise security over the year 2013, you will see basically an unusual year if you compare it with other years. You will see a slow first quarter, a little bit higher in the second quarter, and then unusually, because due to the holidays that Ken mentioned, we see a decrease in the third quarter. And this year we saw a slight increase. Basically that continued in the first quarter an increase in traditional business in all those small orders that we are getting from everywhere.

There was also a significant deal that can be seen, significant that has been added. So overall I should say an increase in the enterprise security or application security business and on top of that a deal that is significant.

Bridie Barrett - Edison Investment Research - Analyst

Okay, thank you.

Operator

I am showing no further questions at this time.

T. Kendall Hunt - VASCO Data Security International - Chairman & CEO

All right. As usual, I want to thank you for attending the call and thanks for those who participated with your excellent questions. Sorry, I couldn’t answer all of them fully.

But anyway, everybody, have a great day. Talk to you at the next call.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.